Exhibit 99.2

Q1-11 Earnings call

Jane Introduction

Well, thank you Sean.

Good afternoon. I would like to welcome everyone to SMTC’s first quarter earnings call. Joining me today are Alex Walker, Chairman of the Board of Directors and Chair of the Interim Office of the Chief Executive Officer and Claude Germain, Co-CEO.

I’d like to remind everyone that this presentation includes statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties. The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the Company’s control, and that future events and results may vary substantially from what the Company currently foresees. Discussion of the various factors that may affect future results is contained in the Company’s Annual Report on Form 10-K; on subsequent reports on Form 10-Q and Form 8-K and our other filings with the Securities and Exchange Commission and SEDAR.

For our agenda today, I will first cover our first quarter results then Alex will provide closing comments, which will then be followed by a question and answer period.

As you can see from our press release issued earlier today, the first quarter was a challenging one stemming from revenues dropping 8% over the same period last year, leading to increasing debt levels from what had been a record low last quarter. We are not satisfied with these results and have taken steps to aggressively reduce costs to maintain healthy profitability.

Revenue for the first quarter decreased by 8% to $56.3 million compared to the same period last year. The Company recorded net income of $1.1 million in Q1, excluding a $364 thousand restructuring charge, $1.0 million lower than the same quarter of 2010. Including this charge net income was reported at $0.7 million

Let me expand in several areas. Compared to the same period last year, revenue decreased $5.1 million, reflecting a reduction in customer orders driven by end market reduced demand. One of our larger longstanding customers reduced orders sharply resulting in a $9 million year over year reduction in revenues. Separately, newer customers have contributed $8.4 million in increased revenue, which more than offset attrition. Sequentially, revenue was $8.3 million lower than the $64.6 million recorded in the prior quarter.

Our prospective customer pipeline remains strong as we continue to invest in sales and marketing to expand our customer acquisition resources. We continue qualification of two customers noted last quarter in the instrumentation and medical sectors. These customers are expected to be in production later in 2011. Site visits continue at high frequency; a good indicator of future new customer acquisitions.

Our mix of revenue in our various segments has changed somewhat with the industrial segment remaining our largest at 75.0%, reduced from prior periods as new business was largely in the communications and networking and computing segments and end market reductions referred to previously were largely in the industrial segment. Our top ten customers accounted for 83.8% of the quarter’s total revenue, somewhat decreased from last quarter. Details can be found in our 10Q which will be filed shortly.

Q1-11 Earnings call

Gross margin for the quarter was $5.1 million or 9.1%. This compares with $6.9 million or 10.7% in the prior quarter, and $6.4 million or 10.4% for Q1 of last year. The reduction is largely due to lower revenue and the negative impact of the strengthening Canadian dollar and Mexican peso on labour. Further, approximately 0.3% of the reduction in gross margins as a percentage of revenue in the first quarter of this year compared to the first quarter of 2010 was due to the effect of the higher level of raw materials sales, which carry no margin.

In the quarter, selling, general and administrative costs were $3.6 million compared with $4.8 million last quarter and $3.7 million for the same period a year earlier. The variance from the fourth quarter was largely due to variable based compensation. We continue to manage administrative costs aggressively; however we are impacted by the stronger Canadian dollar in which much of our administration costs are denominated. We do plan to continue to tightly manage selling, general and administrative expenses.

During the first quarter of 2011 the Company initiated a plan to streamline operations in response to reductions in revenues. The Company recorded restructuring charges of $364 thousand, consisting of severance costs of $205 thousand at the Mexico facility and $159 thousand at the Markham facility. The Company reduced staff levels by approximately 120 in Mexico and 40 people in Markham. Further reductions have been made in the second quarter which will result in further restructuring charges.

Interest expense decreased in the quarter from $321 thousand last quarter down to $286 thousand this quarter due to decreased interest rates and a decrease in average debt. Interest costs have declined from last year’s expense of $489 thousand due to lower average debt and lower interest rates resulting from our favourable amendment in 2010. Interest rates were reduced as a result of a tiered rate structure. Our overall average interest rate for the quarter was 3.1%. We do expect increases in the interest rates going forward however the impact will be largely offset by reduced debt levels.

On an EBITDA basis, we generated $2.3 million compared to $2.7 million last quarter and $3.2 million in Q1 of 2010.

The Company used $6.8 million in cash from operations. We recorded positive cash flow from earnings of $1.5 million, but used cash in working capital, excluding cash in bank, of $8.3 million in the quarter. Net debt increased by $7.1 million. Our goal is to become debt free; and we expect to be approaching this target by the end of this year. In fact, average debt was $3 million lower this quarter compared to the prior quarter. With our stronger balance sheet, we are in discussions with lenders to expand our current facility providing improved leverage on foreign assets to allow for improved flexibility for business growth and for potential strategic transactions. Concurrently with these discussions, we are negotiating covenant changes. Based on the Company’s current projections, it is possible that the Company will not be in compliance with covenants for the quarter ended October 2, 2011 as covenants levels increase. However, the Company expects to successfully amend its financial covenants based on past experience and reduced leverage.

Q1-11 Earnings call

Inventory increased from $42.4 million or 67 days to $43.1 million or 76 days. Inventory is procured as directed by our customers and customers generally retain liability for all inventory. With the reduction in customer end market demand in Q1, we are carrying excess inventory; however, we are working with customers on appropriate reductions. Our goal for 2011 is to substantially reduce the number of days of inventory.

Accounts receivable was $36.1 million or 58 days, increased from the prior quarter at $35.3 million or 49 days. Accounts receivables contain a balance from a customer for which there is an offsetting payable owing that accounts for 7.5 days.

Accounts payable was $39.9 million, decreased from $42.9 million last quarter. Days were increased from 66 days to 70 days.

Capital investments were $1.6 million in the quarter, as we upgraded equipment in Canada and Mexico. We expect expenditures to be more modest for the remainder of the year, addressing requirements largely for new customers.

With that, let me now turn the call over to Alex.

Alex

Thanks Jane and good afternoon everyone.

Claude Germain, my Co-CEO and I were brought in to actively manage this business. With that in mind, we are moving forward on several fronts including aggressively restructuring the business to simplify the way we operate and drive increased value for our customers and shareholders.

We believe SMTC will end 2011 with a leaner, more customer focused cost structure, a nearly debt free balance sheet, and improved margins and profitability. With this healthier balance sheet, SMTC will be in a position to consider strategic acquisitions and other opportunities to leverage our assets and taking advantage of our $100 million in tax loss carry-forwards.

As we stated in our press release, SMTC remains committed to finding a new CEO, however, we are focused on aggressively executing our business plan going forward.

Jane

Okay, I think with that Sean, we’ll open the lines for questions.

Thank you.